Filed Pursuant To Rule 433

Registration No. 333-217785

May 30, 2017

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY

April 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	81,557,629	20,071,445,175	79,281,918	13,702	15,798	3,228,328	3,715,848	270	0.40	176,561,678
MDY	SPDR S&P MidCap 400® ETF	0.07	0.02	0.07	1,396,358	452,728,071	1,270,931	1,564	1,862	487,561	580,963	116	0.60	2,326,161
SLY	SPDR S&P 600 Small Cap ETF	0.42	0.35	0.41	86,477	10,578,542	68,609	2,383	2,220	284,816	269,086	117	0.80	4,101
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.02	3,016,846	636,502,049	3,408,524	1,894	2,715	391,338	560,539	130	0.40	5,648,133
THRK	SPDR Russell 3000 ETF	0.69	0.39	0.70	5,475	1,301,312	8,724	2,582	2,407	453,683	422,356	120	0.40	2,821
TWOK	SPDR Russell 2000® ETF	0.25	0.31	0.26	14,829	1,234,267	22,702	6,058	5,599	488,881	452,343	128	0.80	1,759
ONEK	SPDR Russell 1000 ETF	0.34	0.31	0.42	3,412	434,677	4,339	2,986	2,962	330,879	325,790	104	0.20	8,833
SMD	SPDR S&P 1000 ETF	0.68	0.75	0.69	3,226	328,634	7,362	2,022	1,678	183,537	152,883	152	0.60	2,027
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.27	0.47	0.22	9,235	573,492	8,075	2,815	4,015	161,187	228,574	148	0.30	11,458
SHE	SPDR SSGA Gender Diversity Index ETF	0.04	0.06	0.06	5,595	403,233	3,936	7,342	7,546	478,772	492,452	100	0.30	10,849
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.23	0.20	0.24	32,620	4,148,394	29,173	2,865	2,756	326,696	311,345	113	0.30	17,762
SPYV	SPDR S&P 500 Value ETF	0.22	0.19	0.26	21,273	2,436,631	21,266	3,893	3,008	436,172	339,573	102	0.50	10,318
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.35	0.25	0.39	15,213	2,233,285	18,808	3,318	2,651	462,861	368,356	75	0.50	14,702
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.25	0.26	0.30	25,068	2,464,743	32,167	7,102	5,542	680,727	532,143	95	0.70	1,010
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.61	0.29	0.61	35,885	8,626,162	31,241	2,784	2,512	584,139	529,329	57	0.80	7,287
SLYV	SPDR S&P 600 Small Cap Value ETF	0.29	0.25	0.29	58,171	6,944,329	52,712	1,516	1,586	176,887	186,561	94	0.80	26,075
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,059,558	387,463,375	4,011,741	8,318	9,870	732,899	857,999	169	0.40	9,515,955
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	7,718,067	491,463,614	9,822,524	65,519	76,509	3,606,166	4,164,385	397	0.30	36,903,921
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	14,855,800	1,087,104,499	14,937,119	12,666	13,085	878,260	921,838	186	0.60	33,693,090
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	81,930,484	2,014,110,325	75,471,874	858,986	876,598	20,160,401	20,985,756	1,077	0.80	92,747,067
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	6,401,761	571,821,306	8,605,592	14,860	17,259	1,105,138	1,275,095	232	0.30	19,851,899
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	9,638,199	700,663,030	10,181,811	23,655	27,991	1,546,564	1,826,133	296	0.50	31,645,352

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,018,801	222,947,770	4,510,465	23,158	25,104	1,216,258	1,312,688	232	0.50	11,957,240
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	8,328,853	479,365,864	7,971,038	75,422	86,576	4,019,238	4,559,958	385	0.30	28,784,233
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	11,893,632	682,142,744	14,078,918	25,885	27,562	1,336,701	1,403,457	313	0.40	58,186,628
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,915,404	61,897,068	2,182,448	42,587	54,975	1,365,765	1,733,362	358	0.40	4,007,391
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,754,516	124,684,018	2,787,522	5,712	6,440	242,132	280,204	173	1.00	7,051,890
KCE	SPDR S&P Capital Markets ETF	0.14	0.30	0.12	4,251	215,883	10,699	7,484	8,783	345,910	416,402	90	0.50	5,919
KIE	SPDR S&P Insurance ETF	0.05	0.05	0.04	131,051	11,388,643	122,388	1,644	1,767	140,529	151,980	117	0.60	373,079
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	7,843,699	432,353,609	7,977,794	4,315	4,817	231,586	265,706	170	1.10	25,243,448
XBI	SPDR S&P Biotech ETF	0.03	0.05	0.03	3,895,459	276,864,727	4,353,334	1,256	1,259	86,162	86,607	154	0.80	28,204,465
MTK	SPDR Morgan Stanley Technology ETF	0.14	0.20	0.26	21,900	1,566,739	22,298	1,419	3,190	97,826	215,804	94	0.50	20,507
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,207,768	50,125,434	1,507,490	10,944	12,462	407,883	455,112	177	0.60	7,808,242
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	3,861,006	124,964,598	4,064,996	5,237	5,231	158,210	164,463	190	1.20	8,952,881
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.11	0.02	716,301	13,847,819	742,728	6,191	6,312	118,743	126,997	244	1.50	936,952
XITK	SPDR FactSet Innovative Technology ETF	0.10	0.16	0.23	5,326	377,386	5,123	373	644	24,003	40,804	256	0.60	2,977
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	17,996,878	673,762,510	15,965,194	12,444	12,248	454,082	455,626	232	1.20	56,437,347
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.09	0.03	95,288	4,065,126	161,780	2,476	2,225	104,190	92,449	254	0.70	1,027,494
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	5,133,818	234,069,491	6,314,409	6,180	6,492	261,599	277,273	195	0.90	21,962,747
XSD	SPDR S&P Semiconductor ETF	0.04	0.07	0.05	100,124	6,017,546	97,154	1,726	2,242	102,369	134,027	186	1.00	240,318
XHE	SPDR S&P Health Care Equipment ETF	0.21	0.37	0.20	18,363	1,107,230	23,559	3,038	2,455	171,009	134,534	147	0.60	26,056
XTL	SPDR S&P Telecom ETF	0.23	0.33	0.20	12,403	901,814	20,601	4,849	4,472	340,982	315,857	175	0.70	2,804
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.10	0.07	80,327	5,931,571	125,797	2,442	7,856	164,640	531,144	113	0.60	2,389,033
XHS	SPDR S&P Health Care Services ETF	0.08	0.14	0.09	9,632	583,193	13,800	801	707	46,282	40,589	163	0.40	24,706
XSW	SPDR S&P Software & Services ETF	0.12	0.21	0.14	4,591	296,368	5,433	1,984	2,245	116,024	130,749	145	0.50	2,773
XTH	SPDR S&P Technology Hardware ETF	0.49	0.00	0.52	214	14,226	697	5,197	6,381	358,177	435,567	60	1.30	7,074
XTN	SPDR S&P Transportation ETF	0.07	0.12	0.07	26,986	1,475,223	44,994	2,713	2,749	143,925	147,924	226	0.90	21,691
XWEB	SPDR S&P Internet ETF	0.22	0.37	0.24	69	5,230	174	4,011	4,100	241,984	245,959	3	1.00	642

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.04	206,132	19,922,382	290,211	2,144	2,498	201,279	232,564	127	0.50	48,494
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.08	0.03	611,104	29,441,299	417,901	2,877	3,355	136,629	158,423	190	0.40	292,013
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	631,600	29,626,168	717,104	9,618	10,069	364,330	376,379	378	0.40	1,594,072
Global Equities														
DGT	SPDR Global Dow ETF	0.41	0.55	0.37	4,015	328,630	4,080	472	444	34,952	32,598	106	0.50	327
GII	SPDR S&P Global Infrastructure ETF	0.29	0.60	0.27	33,272	1,651,487	22,971	1,199	1,201	58,535	57,432	220	0.40	11,596
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.18	0.07	99,058	4,234,075	124,431	1,151	1,067	48,802	45,508	282	0.60	46,530
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.04	0.01	165,031	5,751,124	282,051	5,683	8,068	194,245	271,569	292	0.40	72,086
ACIM	SPDR MSCI ACWI IMI ETF	0.22	0.32	0.28	5,912	437,564	9,845	409	476	28,327	32,425	43	0.40	3,603
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.78	1.19	0.63	160	15,789	274	1,158	1,094	75,606	70,169	23	0.70	169
GWL	SPDR S&P World ex-US ETF	0.03	0.10	0.02	372,946	10,364,241	236,535	7,078	8,224	196,131	225,091	462	0.40	102,845
GWX	SPDR S&P International Small Cap ETF	0.05	0.15	0.04	130,240	4,153,956	121,418	690	894	21,714	27,839	217	0.30	427,135
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.13	0.16	0.13	682	73,784	957	980	1,057	78,596	83,905	23	0.30	922
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	4,932,391	183,735,311	3,272,647	88,201	77,177	3,242,269	2,765,252	478	0.70	6,643,548
FEU	SPDR STOXX Europe 50 ETF	0.04	0.11	0.03	53,716	1,772,885	40,238	2,678	2,082	86,794	66,124	432	0.60	19,125
SMEZ	SPDR EURO STOXX Small Cap ETF	0.11	0.21	0.11	1,806	112,559	2,274	1,156	1,252	60,008	63,126	141	0.70	1,544
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.16	0.41	0.17	6,631	281,227	4,618	6,259	3,679	242,599	138,588	390	0.60	20,396
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.95	2.16	0.47	165	18,478	971	513	533	22,598	22,834	53	1.60	340
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.15	0.24	0.19	75,166	4,933,448	39,367	659	597	42,334	38,107	113	0.50	17,615
GML	SPDR S&P Emerging Latin America ETF	0.54	1.05	0.47	5,963	325,755	3,916	972	590	49,912	29,842	89	0.90	59,922
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.77	1.29	1.09	898	65,362	835	269	314	15,981	18,670	45	1.40	791
GUR	SPDR S&P Emerging Europe ETF	0.21	0.72	0.21	9,354	294,585	12,626	818	961	23,624	27,571	143	0.90	4,516
GMF	SPDR S&P Emerging Asia Pacific ETF	0.18	0.21	0.16	21,235	1,914,025	19,925	703	644	60,929	54,566	102	0.40	55,271

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Emerging Market Equities (cont'd)														
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	1.01	1.73	0.77	302	22,470	201	1,888	1,899	110,410	110,085	36	1.00	1,122
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.06	0.13	0.07	195,850	12,124,093	106,944	1,677	1,385	76,924	62,644	201	0.40	113,877
GXC	SPDR S&P China ETF	0.09	0.11	0.10	83,730	7,931,522	75,762	594	643	49,243	52,456	128	0.50	68,952
RBL	SPDR S&P Russia ETF	0.10	0.51	0.10	11,964	276,865	17,389	978	1,392	19,130	27,520	251	1.10	5,801
XINA	SPDR MSCI China A Shares IMI ETF	0.25	1.18	0.24	207	10,713	132	237	225	5,205	4,923	2	1.50	1,265
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.30	0.78	0.28	2,841	124,737	2,404	746	653	28,535	24,579	171	0.50	4,315
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.48	0.21	1,597	89,706	3,323	689	717	29,875	30,179	57	0.40	4,535
IPW	SPDR S&P International Energy Sector ETF	0.10	0.57	0.10	10,191	197,449	16,611	951	1,002	17,261	18,086	133	0.70	6,472
IPF	SPDR S&P International Financial Sector ETF	0.22	1.05	0.25	1,722	39,972	1,756	1,097	1,967	22,620	40,245	184	0.90	3,994
IRY	SPDR S&P International Health Care Sector ETF	0.13	0.28	0.14	5,814	312,423	9,693	1,106	1,085	51,938	50,236	191	0.60	3,526
IPN	SPDR S&P International Industrial Sector ETF	0.14	0.43	0.14	4,142	145,364	5,916	1,094	1,179	35,796	37,528	143	0.50	6,335
IRV	SPDR S&P International Materials Sector ETF	0.12	0.56	0.13	1,894	53,232	36,523	1,355	1,568	29,444	34,026	74	0.60	6,286
IPK	SPDR S&P International Technology Sector ETF	0.21	0.54	0.21	12,124	491,860	11,272	1,254	1,417	48,781	54,583	107	0.60	6,989
IST	SPDR S&P International Telecommunications Sector ETF	0.14	0.59	0.12	11,047	232,722	8,591	1,724	1,390	41,152	32,846	159	0.40	262
IPU	SPDR S&P International Utilities Sector ETF	0.08	0.51	0.07	5,838	107,038	5,214	1,155	1,141	18,619	17,914	222	0.50	4,237
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.19	0.07	63,996	1,952,135	76,497	725	876	21,293	25,807	166	0.60	117,368
DWX	SPDR S&P International Dividend ETF	0.05	0.12	0.03	152,771	5,920,598	167,578	1,195	2,965	45,589	111,692	174	0.40	88,046
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	543,487	48,887,415	643,207	3,138	3,751	276,395	329,600	172	0.40	617,589
WDIV	SPDR S&P Global Dividend ETF	0.08	0.12	0.08	20,720	1,911,306	14,766	494	474	31,947	30,526	122	0.50	43,248
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.18	0.06	35,370	1,333,918	47,771	7,090	6,818	250,348	241,289	183	0.40	11,410

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.07	0.04	6,947	397,497	5,912	886	926	46,134	47,596	207	0.50	26
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	1,250	77,011	6,498	953	890	51,986	48,639	131	0.60	1,900
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.11	0.06	8,246	480,606	2,861	1,000	992	58,050	56,911	44	0.80	225
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.27	0.39	0.26	1,365	291,525	1,008	557	502	38,511	34,678	4	0.60	454
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.08	0.04	1,425	83,656	1,244	1,006	1,030	46,578	45,372	116	0.80	454
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.18	0.35	0.17	9,804	46,952	3,259	1,067	1,014	53,137	49,554	113	0.60	345
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.36	0.62	0.35	11,358	696,238	13,446	2,425	2,375	141,232	135,921	91	0.60	4,572
QWLD	SPDR MSCI World StrategicFactors ETF	0.63	0.93	0.62	99	9,167	104	678	674	46,023	44,686	23	0.60	194
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.44	0.78	0.49	7,825	458,187	9,752	1,596	1,608	89,169	88,327	142	0.50	145,561
QUS	SPDR MSCI USA StrategicFactors ETF	0.10	0.15	0.08	1,378	119,213	6,525	160	239	10,918	16,372	70	0.40	1,722
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.11	0.21	0.19	1,076	92,512	1,343	7,119	8,173	386,989	446,328	48	0.70	10,886
VLU	SPDR S&P 1500 Value Tilt ETF	0.41	0.45	0.59	383	52,969	696	867	609	78,585	55,693	46	0.50	1,290
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.64	0.65	0.55	465	57,520	1,504	1,471	914	144,129	91,117	33	0.70	985
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.43	0.51	0.49	3,762	365,236	4,192	719	648	60,720	54,717	95	0.40	4,020
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.30	0.32	0.34	7,329	720,503	13,226	2,511	2,626	229,430	241,093	152	0.70	15,028
ONEY	SPDR Russell 1000 Yield Focus ETF	0.36	0.51	0.39	1,925	146,643	1,052	5,228	5,105	362,091	355,563	176	0.60	502
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.37	0.55	0.29	4,328	332,342	4,474	2,242	3,479	153,039	236,537	133	0.40	40,974
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.35	0.51	0.37	1,822	159,731	1,472	5,306	5,599	366,432	385,939	125	0.50	29,441
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.13	0.40	0.15	4,084	150,795	9,173	416	467	13,320	14,874	85	0.20	5,549
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	934,283	43,808,527	747,528	2,000,275	1,859,267	91,432,570	84,987,095	388	0.00	320,841
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.07	0.11	0.07	36,228	2,235,149	46,641	3,723	3,242	223,566	193,872	441	0.10	2,445
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.11	0.15	0.09	68,098	4,880,089	72,336	1,551	1,914	109,671	132,889	244	0.50	52,347
IPE	SPDR Bloomberg Barclays TIPS ETF	0.07	0.12	0.07	54,392	3,183,356	54,786	3,857	3,447	219,309	195,445	255	0.20	29,654

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.06	0.18	0.05	46,031	1,436,313	53,740	4,715	5,565	142,204	167,451	424	0.10	42,827
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.19	0.98	0.22	1,048	27,947	2,426	545	921	10,796	18,291	46	0.30	2,204
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.09	0.47	0.09	7,880	170,882	16,887	870	852	17,113	16,733	180	0.10	68,737
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	268,989	8,402,378	469,832	28,284	39,548	865,773	1,208,982	307	0.00	75,156
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	568,607	19,686,249	445,677	11,899	9,630	407,184	328,383	484	0.10	306,298
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.13	0.33	0.11	26,107	1,089,188	44,776	950	860	38,485	34,417	196	0.30	15,761
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.02	0.07	0.02	293,235	9,137,420	358,288	16,608	10,417	510,032	319,698	276	0.00	189,040
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	8,001,315	351,135,257	10,587,103	101,269	97,950	3,731,763	3,597,704	432	0.20	35,211,893
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,592,353	45,172,923	2,018,424	36,850	38,711	1,029,589	1,079,263	339	0.10	175,774
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.23	0.86	0.24	5,529	160,064	15,112	998	1,045	26,247	27,358	172	0.30	2,768
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.07	0.25	0.09	54,734	1,854,729	63,838	1,008	4,356	26,551	114,389	237	0.10	3,351
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.06	0.11	0.07	80,877	4,762,627	80,868	4,735	5,445	271,505	310,692	414	0.10	3,196
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	646,355	35,550,871	653,340	1,366	1,645	65,705	78,631	137	0.30	1,518,809
PSK	SPDR Wells Fargo Preferred Stock ETF	0.07	0.15	0.07	36,126	1,664,483	54,711	5,415	2,818	240,968	123,710	235	0.20	46,781
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	385,097	18,896,372	413,647	14,810	10,930	718,433	528,793	364	0.00	255,499
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.03	0.06	0.03	316,433	15,481,518	361,180	3,439	4,091	165,725	195,509	225	0.10	269,984
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.11	0.19	0.10	114,245	6,609,602	96,047	534	617	30,347	34,861	119	0.20	81,728

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.24	0.43	0.25	85,878	4,790,380	54,871	494	456	27,303	24,902	164	0.30	18,409
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.11	0.36	0.11	24,068	756,721	29,327	660	818	20,024	24,630	173	0.30	55,885
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.03	0.12	0.03	820,062	22,482,978	607,403	6,011	3,040	160,854	80,560	363	0.30	822,671
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.09	0.28	0.10	84,839	2,676,898	69,206	698	603	21,833	18,771	135	0.30	4,728
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.11	0.38	0.11	25,394	731,063	30,456	1,271	1,121	35,931	31,399	413	0.30	31,130
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	9,270,825	1,205,300,182	8,179,787	13,068	12,934	1,581,620	1,535,007	176	0.50	10,555,238
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.17	0.06	40,928	1,369,628	46,728	1,608	2,708	53,305	90,122	127	0.60	4,826
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.09	0.38	0.12	18,756	476,813	23,833	7,257	7,905	178,450	194,858	173	0.30	7,538
INKM	SPDR SSGA Income Allocation ETF	0.11	0.35	0.11	8,188	291,210	6,922	11,819	11,085	375,135	348,734	88	0.20	36
GAL	SPDR SSGA Global Allocation ETF	0.08	0.24	0.08	22,439	810,742	21,467	8,403	10,957	291,500	376,811	174	0.30	23,471
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.05	0.22	0.11	4,646	116,803	19,804	1,518	1,139	38,174	28,505	263	0.08	3,119
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.26	0.18	503	38,294	494	668	1,248	44,242	82,717	39	0.30	426
SYG	SPDR MFS Systematic Growth Equity ETF	0.25	0.37	0.24	4,941	364,837	4,875	679	951	46,729	64,963	92	0.30	2,952
SYV	SPDR MFS Systematic Value Equity ETF	0.17	0.29	0.19	405	21,703	479	780	1,099	46,036	64,248	27	0.80	261
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.07	0.03	380,765	18,849,921	439,019	3,295	3,712	161,686	181,257	214	0.10	17,944
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.25	0.51	0.22	4,280	214,211	2,493	10,934	14,484	545,679	717,364	249	25.03	1,713
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.14	0.29	0.14	10,399	516,486	8,039	4,799	7,403	238,273	367,094	259	0.19	4,339
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.04	0.02	247,213	14,100,268	271,944	26,892	19,204	1,275,756	911,230	223	0.10	115,225

Source: ArcaVision. Data is as of April 30, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report Consolidated Consolidated Avg. Avg. Avg. Quote Short Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 04/13/2017 Active — Fixed Income (cont’d) ULST SPDR SSGA Ultra Short Term Bond ETF 0.05 0.12 0.05 7,221 317,769 6,287 2,604 3,224 104,863 129,959 296 0.10 6,480 Source: ArcaVision. Data is as of April 30, 2017. Past performance is not a guarantee of future results. ssga.com | spdrs.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Investing in commodities entails significant risk and is not appropriate for all investors. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor    for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor to certain of such funds. GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP are not affiliated with State Street Global Advisors Funds Distributors, LLC. Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.    © 2017 State Street Corporation. All Rights Reserved. State Street Global Advisors ID9606-IBG-23878 0517 Exp. Date: 05/31/2018 SPD001336

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.